EXHIBIT 99.1

FOR IMMEDIATE RELEASE
August 4, 2004

Contact:	John Breed Cooper Industries, Ltd. (713) 209-8835

COOPER INDUSTRIES NAMES KIRK S. HACHIGIAN AS PRESIDENT AND
CHIEF OPERATING OFFICER AND DIRECTOR

     HOUSTON, TX, AUGUST 4, 2004 — Cooper Industries, Ltd. (NYSE:CBE) today announced that Kirk S. Hachigian has been named president and chief operating officer and elected as a director to the Company’s Board of Directors effective immediately. Prior to his appointment, the position of President had been held by H. John Riley, Jr., who continues as Cooper’s chairman and chief executive officer.

     As president and chief operating officer, Mr. Hachigian has direct oversight for all of Cooper’s worldwide business operations: Cooper B-Line, Cooper Bussmann, Cooper Crouse-Hinds, Cooper Lighting, Cooper Menvier, Cooper Power Systems, Cooper Wiring Devices, Cooper Tools and Cooper Hand Tools.

     “Kirk Hachigian has been instrumental in enhancing the competitiveness of our businesses and in implementing strategies that better position Cooper for continued profitable growth in the future,” said H. John Riley, chairman and chief executive officer. “I have great confidence that he will continue to do an outstanding job managing our operations and maximizing the strengths of our unparalleled product lines, enabling Cooper to maintain its position as one of the leading manufacturing companies in the world.”

     Hachigian joined Cooper in 2001 as executive vice president, Operations, with responsibility for the five divisions of Cooper’s Electrical Products segment which primarily serve electrical construction markets. He assumed responsibility for all of the Company’s Electrical Products businesses in June 2003, and was named chief operating officer in November of that year.

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     Prior to joining Cooper, Hachigian was president and chief executive officer of the Asia Pacific Operations unit of GE Lighting. Before that, he occupied a number of key management assignments within the General Electric Company in Singapore, Mexico, Cleveland, OH, and at the corporate headquarters in Fairfield, CT. Before joining GE, Hachigian held general management and sales and marketing positions with Oak Industries, and was a consultant with Bain & Company.

     Cooper Industries, Ltd., with 2003 revenues of $4.1 billion, is a global manufacturer of electrical products and tools and hardware. Incorporated in Bermuda, with administrative headquarters in Houston, Texas, Cooper has more than 27,000 employees serving more than 100 locations around the world, and sells products to customers in more than 50 countries. For more information, visit www.cooperindustries.com.

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